Exhibit 99.1 th 37 Annual J.P. Morgan Healthcare Conference Jean-Jacques Bienaimé Chairman and Chief Executive Officer BioMarin Pharmaceutical Inc. 2019 Exhibit 99.1 th 37 Annual J.P. Morgan Healthcare Conference Jean-Jacques Bienaimé Chairman and Chief Executive Officer BioMarin Pharmaceutical Inc. 2019

Safe Harbor Statement This non-confidential presentation contains‘forward-looking statements’about the business prospects of BioMarin Pharmaceutical Inc., including potential future products in different areas of therapeutic research and development. Results may differ materially depending on the progress of BioMarin’s product programs, actions of regulatory authorities, availability of capital, future actions in the pharmaceutical market and developments by competitors, and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission such as 10-Q, 10-K and 8-K reports. 2Safe Harbor Statement This non-confidential presentation contains‘forward-looking statements’about the business prospects of BioMarin Pharmaceutical Inc., including potential future products in different areas of therapeutic research and development. Results may differ materially depending on the progress of BioMarin’s product programs, actions of regulatory authorities, availability of capital, future actions in the pharmaceutical market and developments by competitors, and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission such as 10-Q, 10-K and 8-K reports. 2

BIOMARIN

2018 Final Financial Guidance Largely in-line with Prior Guidance

Reaffirmed Y/Y revenue growth of approximately 15% through 2020; $2B in 2020

Revenue Guidance ($ in millions)

Item	2018 Guidance	Final 2018 Guidance
Total BioMarin Revenues	$1,470 to $1,530	Unchanged
Vimizim Net Product Revenue	$460 to $500	Unchanged
Naglazyme Net Product Revenue	$325 to $355	Unchanged
Kuvan Net Product Revenue	$440 to $480	$430 to $450
Brineura Net Product Revenue	$35 to $55	Unchanged
Palynziq Net Product Revenue	$10 to $14	Unchanged

Selected Income Statement Guidance
($ in millions, except percentages)

Item	2018 Guidance	
Cost of Sales (% of Total Revenue)	20.0% to 21.0%	20.25% to 21.25%
SG&A Expense	$575 to $615	Unchanged
R&D Expense	$680 to $710	Unchanged
Non-GAAP Net Income	$100 to $140	$90 to $105
GAAP Net Loss	$(115) to $(165)	$(100) to $(115)

All Financial Guidance items are calculated based on Generally Accepted Accounting Principles (GAAP) with the exception of Non-GAAP Income. Refer to Non-GAAP Information beginning on page 10 of this press release for a complete discussion of the Company's Non-GAAP financial information and reconciliations to the comparable GAAP reported information.

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